Exhibit 99.2

On Friday, April 10, 2015, we filed a preliminary Information Statement with the SEC in connection with our proposed stock option exchange program (the “Option Exchange Program”). There are rules governing any communications around the proposed Stock Option Exchange Program and we wanted you to be aware of them in case any of your team members ask you questions regarding the exchange. Please see below and let me know if you have any questions.

Communication Rules for Proposed Stock Option Exchange Program

On April 10, 2015, we filed a preliminary Information Statement with the Securities and Exchange Commission (“SEC”) in connection with our proposed stock option exchange program (the “Option Exchange Program”). In connection with the launch of the Option Exchange Program, we will provide our employees with additional information about the Option Exchange Program.

Please be advised that the Option Exchange Program is governed by the federal securities laws and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided about the Option Exchange Program. Since you are a member of the Company’s management team, you will likely be asked questions about the Option Exchange Program. Communications about the Option Exchange Program between you and employees or outside constituents are subject to these SEC filing and other requirements.

Please follow the rules below when responding to questions about the Option Exchange Program. Failure to follow the rules below could result in Turtle Beach having to take complicated and expensive corrective actions.

•	Answer questions only by referring people to our Information Statement and the other documents that we have filed with the SEC.

•	Do not answer a question by email or by leaving a voicemail. Federal securities laws require Turtle Beach to file with the SEC all written and recorded communications made on behalf of Turtle Beach about the Option Exchange Program. We want to minimize the number of filings we have to make, as these filings can be expensive. If incorrect information is given to employees or outside constituents, or if some employees or outside constituents are given information that other employees or outside constituents are not given, we will have to take complicated and expensive corrective actions.

•	If for some reason you do not follow these rules and leave a voicemail or send an email, please immediately contact Megan Wynne.

•	If someone asks a question that is not covered by the materials we have filed with the SEC, please refer them to Megan Wynne.

•	Do not guarantee that the Option Exchange Program will be implemented.

•	Do not give any advice about whether an employee should participate in the Option Exchange Program.

•	Do not give any advice regarding the tax consequences of participating in the Option Exchange Program.

If you have any questions, please contact Megan Wynne or Tony Chan or Bill Elder of Dechert LLP at 202-261-3388 or 215-994-2137, respectively.

Sincerely,

Megan Wynne

*     *     *     *     *

We have not commenced the Option Exchange Program to which this communication pertains and may not do so at all. Even though the requisite shareholder approval has been obtained, we may still decide not to implement the Option Exchange Program. Turtle Beach will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, very carefully when those materials become available because they will contain important information about the Option Exchange Program.

In connection with the proposed Option Exchange Program, Turtle Beach has filed a preliminary Information Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive Information Statement.

Turtle Beach shareholders and option holders will be able to obtain the written materials described above and other documents filed by Turtle Beach with the SEC free of charge from the SEC’s website at www.sec.gov and from Turtle Beach’s website at www.Turtle Beach.com. Due to SEC regulations, Turtle Beach cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program. In addition, Turtle Beach cannot provide you with any tax advise regarding participation in the Option Exchange Program.